Exhibit 99.1

Bellicum Pharmaceuticals Reports Second Quarter 2017 Financial Results and Provides Corporate Update

Company updates BPX-501 program

Enrollment progressing in early clinical trials of CAR T and TCR product candidates

Company to host conference call and webcast on August 8 at 5:00 PM EDT

HOUSTON, TX—August 8, 2017— Bellicum Pharmaceuticals, Inc. (Nasdaq:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the second quarter ended June 30, 2017, and provided an update on recent developments.

“Since I joined the Company six months ago, we have conducted a thorough review of our strategy and operations, and are very optimistic about the opportunities before us,” said Rick Fair, Bellicum’s President & Chief Executive Officer. “We continue to be encouraged by the results from our ongoing BPX-501 pediatric studies and our progress toward a filing in Europe. We have adjusted our plans for U.S. registrational trials to enable an efficient path to seeking approvals for the greatest areas of unmet need. Lastly, we continue to be excited about the clinical progress of our CAR T and TCR product candidates, and the application of our molecular switch platform for future pipeline expansion.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES

BPX-501
Adjunct T-cell therapy incorporating the CaspaCIDe® safety switch, administered after a haploidentical hematopoietic stem cell transplant (haplo-HSCT), to improve outcomes and reduce mortality

•	Data Update Suggests BPX-501 Improves Outcomes of Haploidentical Stem Cell Transplants
During the Presidential Symposium of the 22nd Congress of the European Hematology Association (EHA) in June, Bellicum reported data from 98 pediatric patients within the BP-004 trial which showed rapid immune recovery, a low incidence of transplant-related mortality, a reduction in viral infections and a low rate of Graft versus Host Disease (GvHD) that was manageable with either standard treatments or rimiducid. The data suggest BPX-501 could improve outcomes of haploidentical stem cell transplants, providing an option for the many patients who could benefit from a life-saving transplant but lack a matched donor.

•	Positive Clinical Results of BPX-501 in Pediatric Leukemias
Also at EHA, Bellicum reported data from the BP-004 trial in a cohort of 47 pediatric patients with acute leukemias who lack a matched donor. The data showed rapid immune reconstitution and low rates of relapse and mortality, suggesting that BPX-501 may offer benefits in combination with HSCT in acute leukemia patients.

•	European BP-004 Pivotal Clinical Trial Progressing
Enrollment in the pivotal EU BP-004 trial remains on track for completion by the end of 2017. Bellicum expects to initiate an observational trial in pediatric patients receiving transplants from matched unrelated donors (MUD) without BPX-501 in the third quarter. Outcomes from these trials are expected to be the basis for filings of European Marketing Authorization Applications for BPX-501 and rimiducid. The Company expects to report top-line results of these studies in the second half of 2018, with MAA filings planned for 2019.

•	Company Clarifies U.S. Clinical Development Strategy
Bellicum is finalizing plans for the design of registrational trials of BPX-501 in the U.S. The Company’s current plans include conducting a controlled clinical trial in adult patients with acute myeloid leukemia (AML), which it expects to fund in part through its $16.9 million Product Development Award from the Cancer Prevention and Research Institute of Texas ("CPRIT"). In the pediatric non-malignant setting, Bellicum is designing a registrational trial to evaluate BPX-501 in a distinct subset of orphan inherited blood disorders.

BPX-601

•	Phase 1 BPX-601 Clinical Trial Continues
BPX-601 is Bellicum’s novel GoCAR-T product candidate, which is designed with its proprietary iMC activation switch to allow control over the level of stimulation and proliferation of the modified T cells. Enrollment and treatment is ongoing in Bellicum’s Phase 1 trial in patients with nonresectable pancreatic cancer who test positive for prostate stem cell antigen (PSCA).

BPX-701

•	Phase 1 BPX-701 Clinical Trial Continues
BPX-701 is a high affinity TCR product candidate designed with the CaspaCIDe safety switch, enabling the elimination or reduction of the engineered cells in the event of severe toxicities. Dosing has been initiated in the Company’s Phase 1 clinical trial in patients with refractory or relapsed AML and myelodysplastic syndromes (MDS) who test positive for preferentially-expressed antigen in melanoma (PRAME).

CORPORATE UPDATE

•	Addition of Chief Business Officer to Expand Partnership Opportunities
Greg Naeve, Ph.D., an accomplished product strategy and business development executive, is joining Bellicum’s leadership team in August 2017 from Pfizer, where he led efforts to identify and implement multiple strategic partnerships and translational science collaborations across Pfizer Worldwide R&D, including CAR T alliances with Cellectis and Servier.

PRECLINICAL RESEARCH

•
In April, Bellicum reported positive preclinical data at AACR on its novel dual-switch technology incorporated into CAR T and TCR constructs, an approach offering the possibility of both activating cells to enhance efficacy and eliminating them to manage toxicity. Bellicum is working to incorporate its dual-switch technology into future CAR T and TCR product candidates.

•
The Company continues to work with academic collaborators to explore the applicability of CaspaCIDe in CD19 CARs, the first of which is expected to enter the clinic in the second half of this year in patients with B-cell malignancies.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017 FINANCIAL RESULTS

Bellicum reported a net loss of $24.5 million for the second quarter of 2017 and $46.4 million for the six months ended June 30, 2017, compared to a net loss of $16.5 million and $31.6 million for the comparable periods of 2016. The results included non-cash, share-based compensation charges of $3.2 million and $6.6 million for the second quarter and six months ended June 30, 2017 and $3.1 million and $6.2 million for the comparable periods in 2016.

As of June 30, 2017, cash, restricted cash and investments totaled $139.0 million. Based on current operating plans, Bellicum continues to expect to end 2017 with approximately $85 to $95 million in cash and investments, and that current cash resources will be sufficient to meet operating requirements through 2018.

Research and development expenses were $18.0 million and $33.3 million, for the three and six months ended June 30, 2017, respectively, compared to $12.0 million and $22.9 million during the comparable periods in 2016. The higher expenses in the 2017 periods were primarily due to an increase in clinical development and manufacturing costs due to increased enrollment in trials, principally BPX-501, and increased personnel expenses, overhead charges and manufacturing facility start-up costs.

General and administrative expenses were $5.5 million and $11.4 million for the three and six months ended June 30, 2017, respectively, compared to $4.2 million and $8.5 million during the comparable periods in 2016. The higher expenses in the 2017 periods were primarily due to the Company’s overall growth, including an increase in personnel related costs, principally due to hiring additional employees and severance costs, higher facility costs and increased legal, accounting and travel expenses.

At June 30, 2017, Bellicum had 33,193,229 shares of common stock outstanding.

Conference Call and Webcast
Bellicum management will host a webcast and conference call at 5:00 p.m. Eastern today to discuss the financial results. To access the call, participants should dial 877-407-3103 (U.S. domestic) and 201-493-6791 (international) at least 10 minutes prior to the start of the call. The event will be webcast live and can also be accessed in the Events & Presentations section of bellicum.com. An archived version of the webcast will be available for replay in the Investors & Media section of the Bellicum website for at least two weeks following the call.

About BPX-501
BPX-501 is an adjunct T-cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD occur. This enables physicians to more safely perform stem cell transplants by administering BPX-501 engineered T cells to speed immune reconstitution, provide control over viral infections and enhance Graft-versus-leukemia effect, without unacceptable GvHD risk. The ongoing BP-004 clinical study of BPX-501 is being conducted at transplant centers in the U.S. and Europe.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to BPX-501, BPX-701, BPX-601, rimiducid, CaspaCIDe, dual switch, CAR T and TCR programs; the effectiveness of BPX-501, its possible range of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials, including our BP-004 study and comparator trials; the rate and progress of enrollment in our clinical trials for BPX-501, BPX-701 and BPX-601, including our planned registration trials for BPX-501 and rimiducid; the timing of regulatory filings for BPX-501 and rimiducid; our research and development activities relating to our GoCAR-T and GoTCR technologies, and our collaborations with academic institutions and other companies. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2016 and our report on Form 10-Q for the quarter ended June 30, 2017. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

			June 30, 2017	December 31, 2016
Current Assets:
Cash and cash equivalents			$75,148	$33,140
Investment securities, available-for-sale, short-term			55,081	70,632
Prepaid expenses and other current assets			2,896	1,838

Non-Current Assets:
Investment securities, available-for-sale, long-term			4,405	—
Property and equipment, net			25,458	16,504
Restricted cash			4,383	9,640
Other assets			353	283
Total assets			$167,724	$132,037

Current Liabilities:
Accounts payable and other accrued liabilities			12,267	12,986
Current maturities of long-term debt			3,412	1,787
Other current liabilities			283	340

Long-Term Liabilities:
Long-term debt			27,116	18,436
Other liabilities, net of current portion			1,939	1,914

Total Stockholders' Equity			122,707	96,574
Total liabilities and stockholders' equity			$167,724	$132,037

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Grant Revenues	$—	$101	$128	$193

Operating Expenses:
Research and development	17,959	12,031	33,254	22,889
License fees	343	150	698	280
General and administrative	5,486	4,179	11,413	8,463
Total operating expenses	23,788	16,360	45,365	31,632
Operating loss	(23,788)	(16,259)	(45,237)	(31,439)

Interest expense, net	(669)	(250)	(1,193)	(145)
Net loss attributable to common shareholders	$(24,457)	$(16,509)	$(46,430)	$(31,584)

Net loss per share attributable to common shareholders, basic and diluted	$(0.74)	$(0.61)	$(1.54)	$(1.17)

Weighted-average common shares outstanding, basic and diluted	33,074,463	26,910,284	30,201,116	26,896,405

Investors:
Bellicum Pharmaceuticals, Inc.
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles
646-513-3125
bmiles@bmccommunications.com

Source: Bellicum Pharmaceuticals